Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q2 2017 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: JULY 27, 2017 / 1:00PM GMT

JULY 27, 2017 / 1:00PM, FCN – Q2 2017 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay J. Sabherwal FTI Consulting, Inc. - CFO

Mollie Hawkes FTI Consulting, Inc. - MD of IR & Communications

Steven H. Gunby FTI Consulting, Inc. - CEO, President and Director

CONFERENCE CALL PARTICIPANTS

Timothy John McHugh William Blair & Company L.L.C., Research Division - Partner and Global Services Analyst

Tobey O’Brien Sommer SunTrust Robinson Humphrey, Inc., Research Division - MD

PRESENTATION

Operator

Good day, everyone, and welcome to the FTI Consulting Second Quarter 2017 Earnings Conference Call. As a reminder, today’s call is being recorded.

And now for opening remarks and introductions, I’ll turn the call over to Mollie Hawkes, Managing Director of Investor Relations at FTI Consulting. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting, Inc. - MD of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s second quarter of 2017 earnings results as reported this morning. Management will begin with formal remarks, after which we’ll take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934, that involve risks and uncertainties. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to financial performance, acquisitions, share repurchases, business trends and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning, a copy of which can be found on our website at www.fticonsulting.com, as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our Form 10-Q for the second quarter filed today and in other filings filed with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures, such as adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per share, adjusted net income, adjusted EBITDA or adjusted segment EBITDA margin and free cash flow. For a discussion of these and other non-GAAP financial measures as well as our reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and accompanying financial tables that we issued this morning.

Lastly, there are 2 items that have been posted to the Investor Relations section of our website this morning for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which have been updated to include our second quarter of 2017 results.

JULY 27, 2017 / 1:00PM, FCN – Q2 2017 FTI Consulting Inc Earnings Call

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations website. To ensure our disclosures are consistent, these slides provide the same details as they have historically and, as I said, are available on our Investor Relations section of our website.

With these formalities out of the way, I’m joined today by Steve Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc. - CEO, President and Director

Thank you, Mollie, and welcome to all of you who are joining us on the phone. As most of you know, we had a rough start to this year. It was a slow start, one that persisted through the first quarter and well into the second. It is, of course, not fun to have such a slow period. As we discussed during the first quarter call, however, we were confident at that point that the factors that drove that slowness would not persist throughout the whole of the year.

Importantly, I’m pleased to say that by the end of the second quarter, we were back on track and that we are projecting a much more solid second half of the year and a much more solid foundation going into 2018. What we’d like to do on this call is give you a flavor for those changes that happened during the course of the first half of the year and our sense of our expectations going forward.

The main but not only driver of the improved performance was in Corp Fin. As we discussed on the first quarter call, there are some real market headwinds in the restructuring market that we believed at that time and still believe will be with us for a while. Having said that, as we also discussed, much of the shortfalls in performance early in the year had to do not with the market but with some painful idiosyncratic factors, most of which we thought we could reverse as the year went on.

For example, we had delays in success fees. We’re conflicted out of 2 of the largest jobs in the restructuring market. We had some anomalous performance in some businesses that are almost always strong, such as our TMT business and some others. We had confidence then that at some point, at least some of those factors would right themselves. And essentially, that is what happened by the middle and the end of the second quarter. For example, our success fees are significantly better, much more in track with our expectations versus where they were in the first quarter. Our TMT and what many of you on the call, call our non-distressed businesses, our clients don’t call them that, they call them our business transformation services, they’re delivering sharply improved performance. Instead of being conflicted out of the biggest assignments this quarter, we won a lot of them. In fact, our restructuring wins in North America during the quarter nearly doubled.

It’s, of course, true that Corp Fin, particularly the restructuring part of Corp Fin, can have volatility at any point. It’s the nature of the business. But in the beginning of this year, we are confident that the slow start we saw there was well beyond the norm of what would be sustained, that one couldn’t take the first quarter and simply multiply it by 4. And essentially, what has transpired is a validation of that sense. So after a very weak start, we feel like Corp Fin is getting back on track. It’s still facing a non-booming market, but it’s getting back on track in the way that a firm that is the leader in this business can and should be able to deliver even in a slow restructuring market.

Corp Fin had the biggest change in performance over the course of the first half of the year, but there’s also good signs in a number of the other businesses. Our Tech segment, for example, it faces a challenging market. It’s a tough, fast-moving market. But our people there are making progress on virtually every one of the initiatives we launched last year, initiatives focused on ensuring, in the face of a tough market, a strong 2017 and beyond.

I recently had a very enjoyable meeting, meeting with a group of mid-level professionals in this business. I was asked to talk about what was going on in the company as a whole, but I also had a chance to listen to them about what they’re experiencing, about what they’re feeling about what’s going on in their business. It was an incredibly motivating conversation. They know they’re in a business that requires really tight delivery, constant focus on cost, innovation. It’s a challenging business. But that group felt like we are moving at a pace that we haven’t ever been moving at before, and they’re seeing tangible progress. I couldn’t help but walk away from that meeting convinced that this is a business that’s moving in a good direction.

JULY 27, 2017 / 1:00PM, FCN – Q2 2017 FTI Consulting Inc Earnings Call

In FLC, we — as you know, we have a lot of businesses, a number of different sub-businesses, including our health solutions practice. We took substantial actions last year in the first half of the year on both the cost side and the revenue side in a number of those businesses to ensure that these businesses start to perform more in line with their potential, their substantial potential. And we have a lot of confidence that those efforts will bear fruit, beginning with expectations for substantial year-over-year EBITDA improvement in the second half of the year.

We did have one business that reported a notable sequential decline compared to the first quarter of 2017, which was Econ. It was a sequential decline; it is not a year-over-year decline. That segment, as you might remember, delivered record revenues in the first quarter, and we anticipated a sequential decline in the second quarter, both given the strength of the first quarter performance but also due to the uncertainty about how the new U.S. administration will enforce antitrust laws. That uncertainty in the market, we believe, will persist into the second half of the year. But we believe, in the face of those forces, given the strength of our position for the marketplace and the breadth of our platform, we should still be able to deliver a solid second half just as we delivered a solid second quarter.

And finally, though our Strat Comm segment also started the year slowly, it has been improving sequentially. And we believe, at this point, that business has built itself into a much more enhanced position in the various marketplaces in which it serves, one that will — position that will allow us to gradually return to higher performance levels.

So that is a high-level view of how each of these businesses are positioned going into the second half of the year. And Ajay, you’ll add some comments in a minute. If you want to think about it in aggregate, in aggregate, we had a January through the beginning of May that was far less robust than I or any of us hoped it would be. From that, we have moved to a place where we have a company that is still not firing on all cylinders, it probably never will be firing on all cylinders at once, but it is firing on a number of cylinders. And that, though not perfect, is good enough for us to expect to deliver substantially strengthened results for the second half of this year.

Let me also make a couple of comments on the special charge we took this quarter. Mostly, what I’d like to underscore is that those actions are consistent with our long-term growth agenda. That growth agenda, as I think most of you know, is based on identifying key areas where we have a right to win in the marketplace, areas where we have great professionals, where we have professionals with propositions that client needs and investing heavily behind those positions. It also encompasses radically improving or addressing positions that don’t fit those criteria.

In the past, we have simultaneously invested in some parts of key businesses while, at the same time, pruning other parts of those same businesses, the parts which don’t offer us the right to win. And so far this year, we have continued that course. During the quarter, we assessed positions that were challenged. We took actions to ensure those investments are best aligned with market demand, and we also reduced overhead costs. But at the same time, we also engaged in sustained investment in many of those same businesses, in other parts of those same businesses.

In the first 6 months of this year, I believe we attracted more senior experts laterally to this company than perhaps ever, certainly than we have in a long term, certainly since when I’ve been here. And as you know, we’ve aggressively promoted strong junior people into the businesses we are growing. I think there have been announcements on many of these lateral hires, but they include strong additions to our retail team, additions to our FTI Capital Advisors team, the recent strong addition to our already strong company-side position through the acquisition of the CDG Group, additions to our cybersecurity group, and those are some subset of the additions in the U.S. If you look abroad, we just attracted a terrific team into South Africa. We added to an already strong construction solutions team in Hong Kong. There are a lot of different announcements that you can see.

So we pruned aggressively where we needed to, and I’m glad we did that. At the same time, we continue to invest where we can grow the business. And that is probably the most important force for the long term. It is the juxtaposition of those 2 and the fact that we now have a management team that is more and more comfortable with doing both, of aggressively looking to prune where we don’t have a right to win but, at least as aggressively, making the bold bets where we do, that gives us confidence about where we can go, not just for the rest of this year but over the next 12 months, 24 months, 36 months and beyond.

JULY 27, 2017 / 1:00PM, FCN – Q2 2017 FTI Consulting Inc Earnings Call

So with that, let me turn the call over to Ajay to give you some more details on the quarter. Ajay?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Thanks, Steve. As I have in the past, first, I will summarize our quarterly results. Then I will review significant segment-level quarter-over-quarter and sequential quarter comparisons. After that, I will discuss guidance for the remainder of the year.

In summary, we had a slow start to the year. Despite this, we are entering the second half of the year with positive momentum, especially in our Corporate Finance & Restructuring segment. This, coupled with the cost actions we have taken and the successful deployment of cash to both buy back stock and acquire a complementary business, gives me confidence about our prospects for the second half of this year.

For the second quarter of 2017, net loss of $5.2 million included a special charge of $30.1 million and compares to net income of $26.5 million in the prior year quarter. The special charge is comprised of 3 items. First, we took headcount actions that accounted for $16.1 million of the charge. These actions impacted approximately 4% of our employees, split approximately 60% and 40% between billable and non-billable staff, respectively. Second, the disposal or closure of several small international locations resulted in $1.6 million of the special charge. Thirdly, we exited our Washington, D.C. office and moved to a new location in Washington, D.C. The remaining $12.4 million of the special charge is for estimated lease curtailment cost, losses from subleasing space at lower rates than what we are obligated to pay in our prior building through 2021.

Our D.C. office is our third-largest office globally, with over 270 professionals from all 5 business segments plus corporate employees. This relocation was designed to provide economic, employee and business development benefits. From an economic standpoint, we were able to take advantage of lower rent in a building with lower operating expenses, which extends our lease through 2028.

All these second quarter actions were important, and the cost savings are material. We expect these actions to result in second half savings of $23 million. On an annual basis, in 2018, these actions should result in $42 million in savings.

Following the headcount actions, we ended the quarter with a total of 4,629 employees, a net reduction of 113 employees from the end of the first quarter of 2017. It is worth noting that approximately 1/4 of the employees affected as part of the actions related to the charge will depart subsequent to the end of the second quarter.

Our effective tax rate for the 3 months ended June 30, 2017, was not meaningful due to the fact that we recorded a net loss in the quarter after the special charge. Our adjusted tax rate, which excludes the special charge, was 37.9% compared to 36.9% in the prior year period.

On a GAAP basis, loss per share in the second quarter was $0.13. In total, the special charge resulted in a $0.52 decline in GAAP EPS. Adjusted EPS for the second quarter, which exclude the special charge, was $0.40 compared to $0.66 in the second quarter of 2016 and up from $0.34 in the first quarter of 2017.

Revenues for the second quarter of 2017 were $444.7 million, down 3.4% compared to revenues of $460.1 million in the prior year quarter. Excluding the estimated impact of FX, revenues decreased $7.4 million or 1.6% compared to the prior year quarter. The decrease in year-over-year revenues was primarily driven by lower demand within our Corporate Finance & Restructuring segment. This is largely due to tough year-over-year comparisons as this business reported record revenues in the same period — in the same prior year quarter.

Second quarter adjusted EBITDA was $40.8 million or 9.2% of revenues compared to $56.6 million or 12.3% of revenues in the prior year quarter. The year-over-year decline in adjusted EBITDA was primarily due to lower revenues.

As Steve said, despite the slow start to the year, we are on track for a stronger second half. This conviction is not only due to the cost reductions I just spoke to but also, and importantly, the sequential momentum in our Corporate Finance & Restructuring segment, where revenues improved 10.9% and adjusted segment EBITDA doubled compared to the first quarter of 2017 and our expectations for the rest of our business.

JULY 27, 2017 / 1:00PM, FCN – Q2 2017 FTI Consulting Inc Earnings Call

Now I will share more insights at the segment level. In Corporate Finance & Restructuring, revenues decreased $14.7 million or 11.1% to $117.5 million in the quarter compared to $132.1 million in the prior year quarter. The decrease in revenues was primarily due to lower demand for our distressed or core restructuring services globally, which was partially offset by higher success fees.

Adjusted segment EBITDA was $20 million compared to $32 million in the prior year quarter. The year-over-year decline in adjusted segment EBITDA was largely due to lower revenues, particularly for our higher-margin restructuring and bankruptcy services.

Sequentially, as I mentioned, this business delivered meaningful top and bottom line improvements compared to the first quarter of 2017 as we saw an improvement in U.S. restructuring, higher success fees and improved results in our non-distressed or business transformation practices.

It is noteworthy that we have significant new wins in our Corporate Finance & Restructuring business in Q2. These wins are in a broad array of industries, leveraging our global platform and including both restructuring and business transformation work. Many of these wins occurred later in the quarter and provide us with momentum going into the second half of 2017.

Turning to FLC. Revenues decreased $6.8 million or 5.7% to $111.4 million in the quarter compared to $118.2 million in the prior year quarter. The decrease in revenues was primarily due to lower demand for our global investigations and health solutions services. These results were partially offset by higher demand for our construction solutions practice, an area in which we continue to invest.

Adjusted segment EBITDA was $13 million compared to $15.2 million in the prior year quarter. The decline in adjusted segment EBITDA was primarily due to lower revenues, which was partially offset by lower compensation resulting from headcount reductions taken in the health solutions practice in 2016.

Our focus for this segment is to grow revenue while taking hard looks at where our investments are working and where they are not, as demonstrated by the cost actions taken during the quarter.

Looking towards the second half of 2017. The unpredictability of timing of large investigation matters continues to impact our global risk and investigations and forensic accounting and advisory practices. At the same time, we expect sustained strength in our construction solutions and data and analytics practices.

Our Economic Consulting business reported revenues of $124 million in the quarter, up $6 million or 5.1% compared to $118 million in the prior year quarter. The increase in revenues year-over-year was primarily due to higher demand for our antitrust services in North America. Adjusted segment EBITDA was $15.5 million compared to $15.4 million in the prior year quarter.

Adjusted segment EBITDA was consistent with the prior year quarter as the increase in revenues was offset by increased compensation costs related to an increase in billable headcount.

Revenues in this business did, however, decline sequentially primarily due to lower demand for M&A-related antitrust services compared to the first quarter of 2017. As we have said at the end of 2016, we are up against tough comparisons after a record year for M&A-related antitrust services. In particular, in the first and fourth quarters of 2016, as Steve mentioned, there is uncertainty in the M&A market, created by a lack of clarity around antitrust enforcement in the U.S. Despite this, we continue to have the best experts in this business, which is supported by the numerous awards we were recognized for during the quarter. Our leading position gives us confidence that despite the uncertainty in the market, we will win our share of the opportunities that arise.

In Technology, revenues increased $3.7 million or 8.8% to $45.6 million in the quarter compared to $41.9 million in the prior year quarter. The increase in revenues was primarily driven by higher consulting demand associated with M&A-related second request services, which was partially offset by reduced hosting revenue.

Adjusted segment EBITDA was $5.4 million compared to $5 million in the prior year quarter. The increase in adjusted segment EBITDA was the result of higher revenues, offset by higher cost of service and investment in future revenue-generating initiatives. We continue to believe we are on the right trajectory in Technology. We expect our revenue-generating initiatives, such as providing managed review services on Microsoft Office 365 and other information governance services, to contribute to the top line in the second half of 2017.

JULY 27, 2017 / 1:00PM, FCN – Q2 2017 FTI Consulting Inc Earnings Call

Strategic Communications revenues decreased $3.7 million or 7.4% to $46.2 million in the quarter compared to $49.9 million in the prior year quarter. The decrease in revenues was primarily due to a decline in project-based revenues in North America, particularly for our financial communications and corporate reputation services.

Adjusted segment EBITDA was $4.9 million compared to $8.4 million in the prior year quarter. The decrease in adjusted segment EBITDA was due to lower revenues in North America.

Sequentially, we saw improvement in Strategic Communications compared to the slow start we had at the beginning of the year. Revenues improved 5.8%, and adjusted segment EBITDA improved 14.6% in the second quarter as compared to the first quarter of 2017. Given these sequential improvements in the business and the momentum we are seeing for the remainder of the year, we continue to believe that Strategic Communications is on track for an improved second half.

Turning to our guidance. We continue to expect a stronger second half of the year. Our confidence reflects improved momentum in certain businesses, especially in Corporate Finance & Restructuring, and from our cost and cash deployment actions. To that end, we are reaffirming the 2017 revenue and adjusted EPS guidance that we provided in April. To reiterate, we expect 2017 revenues will range between $1.775 billion and $1.875 billion, and adjusted EPS will range between $1.90 and $2.20. Due to the second quarter special charge, we are revising our GAAP EPS guidance to reflect the impact of that charge. We now expect GAAP EPS for 2017 to range between $1.37 and $1.67. This compares to the previous EPS range of between $1.75 and $2.10.

Before I open the call for your questions, I would like to reiterate several key themes that drive our continued confidence in the business in 2017 and beyond. First, despite the slow start to the year, we are on track and continue to expect a stronger second half, driven particularly but not solely by improvement in our Corporate Finance & Restructuring segment. Second, our commitment to improving performance includes driving revenue initiatives while also taking a hard look at costs, as demonstrated by actions in the second quarter. Third, we have leading businesses and practitioners that are well positioned to win in the market. And where we believe we have the right to win, we will not shy away from adding talented practitioners, like we did with the CDG Group acquisition that closed in early July. And finally, we will continue to use our strong cash flows to enhance shareholder return, as we have demonstrated by our repurchase of $65.6 million of our common stock in Q2 of 2017. These key themes will continue to propel us forward and give us confidence that we can deliver sustainable earnings growth over time.

With that, I will open the call for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question today comes from Tim McHugh of William Blair & Company.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner and Global Services Analyst

Just wanted to kind of follow up on the commentary about the second half. From the comment about the Corporate Finance & Restructuring, the new wins, I guess you described, and I apologize if I missed this, but can you elaborate just more on which — is that more of restructuring? Is that more of the non-distressed side of the business? I guess what — is it that — you competing better? Or are you seeing more opportunities emerge in that sector?

JULY 27, 2017 / 1:00PM, FCN – Q2 2017 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - CEO, President and Director

Yes. So let me give a high-level answer, and then I don’t know whether we’re giving details of the specific wins or not, Ajay. But no, it was on both sides, Tim. I mean — and it was a confluence of things. Yes, on the restructuring side, there — I think there are a little more — there are more opportunities. Perhaps we also just won more — coupled with — obviously, we’re affected by big wins. We’re winning all through it. But if you remember, during the first quarter, we were conflicted out of 2 of the largest assignments that we looked like we’re positioned to win, and we got conflicted out. We didn’t have that happen in the second quarter. And we just won a lot on that side, which is more in line with what we expect, candidly. We have very good business there, and we thought the performance in the first quarter was somewhat anomalous. But also, on our — we’re calling them business transformation services. None of our clients call it non-distressed, Tim. I’ve gotten reeducated. I got to have to see if I can get you reeducated on that, too. We also won more there. There, I think we actually came second on a couple of things late in last year and the beginning of this year, some, for example, merger integration stuff that we do in there. And then we just we rebounded and won some stuff there, as well as a variety of other things. I think we just had a stronger — sometimes things cut one way in a quarter, and sometimes they rebound the next quarter. So I think it’s both sides. Ajay, anything to add?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

I’ll just add, I’m really, really excited by what I’ve seen in the Corporate Finance group coming out of this quarter. Obviously, we cannot give you names of the clients, but it’s all of the above. It’s in restructuring. It’s in retail. It’s in energy. It is globally. It is leveraging the full strengths in terms of the practitioners, the people, the bench strengths, the global platform. It is terrific for me to see how we are winning and where we are winning in both restructuring and on the business transformation side.

Steven H. Gunby - FTI Consulting, Inc. - CEO, President and Director

Does that help, Tim?

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner and Global Services Analyst

Yes. But the sequential improvement there, how much — you talked about Q1 being very low from a success fee standpoint, and then you talked about an improvement in 2Q. I guess how much of the sequential improvement, or any way you want to describe it, I guess, it was because of these high success fees in the quarter?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Certainly, Tim. In the first quarter, our success fee was closer to the lower end of what we typically get. In the second quarter, it was well above average but certainly not at the top end. So success fee was a contributor. We expect it to continue to be, but also, we expect to win from these wins that we got towards the later part of the quarter.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner and Global Services Analyst

And I guess what’s that normal range for success fees, I guess? So if you’re saying low, high end of the range, what are you thinking about there?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

As — I’ll be more than I usually am, as low as $3 million, as high as $15 million, with an average around $7 million.

JULY 27, 2017 / 1:00PM, FCN – Q2 2017 FTI Consulting Inc Earnings Call

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner and Global Services Analyst

Okay. The...

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Aggregate for the company.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner and Global Services Analyst

Sure.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

And that is a quarterly number.

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner and Global Services Analyst

Right, okay. And then lastly, just the higher-level question. I know you’re — is there any way you can, I guess, give us more comfort other than — obviously, we see the math on the expense cuts, but the improvement needed in the second half to get to the guidance range is pretty meaningful. So is there anything, I guess, in more granularity, other than, I guess, the size or, I guess, just the fact that you feel better towards the end of the quarter and you’ve seen new wins, that you would point to as giving you confidence and/or visibility for people?

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Absolutely, absolutely. So you should see us, I think — we are reaffirming guidance. I mean, that in and of itself is something we take seriously. So that’s number one. Number two, you should see our second quarter as a threshold. We certainly expect to do better than in the second quarter. And in the second quarter, we haven’t yet benefited from the cost actions. So mathematically, add the cost actions to what we have delivered in the second quarter. And you’ve got the first half of $0.74. Take second quarter as a benchmark or a threshold, add the cost actions on an EPS basis, and there isn’t that much improvement in performance required to get at least to the lower end. Now I’m, on top of that, telling you, the momentum we’re seeing in Corporate Finance and the expectations for the rest, that math is not too difficult.

Steven H. Gunby - FTI Consulting, Inc. - CEO, President and Director

The other thing I would say, Tim, is our business on a short-term basis has extraordinarily fixed cost. There’s some businesses that have very variable comp structures. Ours, have below the Executive Committee, are reasonably fixed coming from an accounting background and so forth. So it doesn’t actually take that much revenue movement to actually drop a fair amount of money to the bottom line. And that cuts both ways. It can take that much shortfall in the early part of the year to actually have EPS drop, but that’s part of the volatility. We have volatility in the business, but there’s a lot of month-to-month and quarter-to-quarter movement just by reasonably modest levels of revenue. And right now, we’re projecting better revenue going forward because we have wins in house that we were seeing on the horizon in the first quarter, but they were not yet in the bank. Does that help, Tim?

Timothy John McHugh - William Blair & Company L.L.C., Research Division - Partner and Global Services Analyst

Yes.

JULY 27, 2017 / 1:00PM, FCN – Q2 2017 FTI Consulting Inc Earnings Call

Operator

(Operator Instructions) We’ll go next to Tobey Sommer of SunTrust.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

I was wondering if you could comment about the — about regulatory-driven work. We’re seeing news reports about slow-to-fill Senate-confirmable jobs by the Trump administration. Wondering if that is impacting the pace of regulatory-driven work versus prior to the change in administration.

Steven H. Gunby - FTI Consulting, Inc. - CEO, President and Director

We have a lot of discussion in that of our company, that plus uncertainty around antitrust, how much is that affecting M&A, which can affect a number of our businesses. So we have a lot of discussion around that, just as we had around Brexit and how much can that affect our London business. Undoubtedly, some of that is having an effect. The truth is what we find is that we can — if we do the right things and we win more than our share, we can overcome that. And so the focus — since we can’t change any of that, our focus has been really around, okay, so what do we need to do? Clearly, there’s enough market out there for us to continue to grow if we do the right things. It’s obviously easier if there’s a regulatory boom or there’s an M&A boom. But I think our focus here is to say, all right, let’s assume there isn’t. What can we do? And I think we’re focused around that. But yes, I suspect there could be some better regulatory environments to make it easier, Tobey. Does that help?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay. Could you provide a little bit more color about the senior headcount additions that you cited, I think, in the first half, just so we can understand the magnitude of those? And then on a go-forward basis, after the headcount reduction actions in 2Q, what is the outlook for billable headcount growth, which has kind of been integral to the organic growth strategy to hire more seniors?

Steven H. Gunby - FTI Consulting, Inc. - CEO, President and Director

Yes. Look, in terms of the senior hires, this has been something that we’ve been doing all along. I don’t want to make it sound like this is an anomaly. But I also wanted to make sure that we underscore that just because we took some headcount reduction actions doesn’t mean we abandon that commitment. And we have some terrific practices which are growing, and we believe can grow — continue to grow fast. And we supported them because we’ve been courting terrific people around the world, and then eventually, they come. And so that’s what I was underscoring. In terms of the areas, Mollie can give — I think we’ve done a lot of announcements. Mollie can send you all those in a bundle. But I mean, they included substantial support for our retail practice in the U.S., all the way to Australia. They included a great group we — that came from a competitor in our Capital Advisors group. They included the CDG acquisition. Those were just in Corp Fin. And I’m sure I’m missing — with — and some other additions of talent at the — in Europe. That’s just in our Corp Fin group, and it goes across. In FLC, we were able to attract great group of people in South Africa, which it wasn’t so much that was a priority, but we came across a great group of people. And when you come across a great group of people, you take them on. Similarly, we had — I mean, these are all small groups, but they mount up, and they create a platform for growth. And we had a small group that wanted to join us, our strong construction solutions business in Hong Kong. And so we added them in the — I think that — I think this is all within the first 6 months. It’s plus or minus a month. Mollie can correct me if I’m a little bit off in the timing. And so forth, throughout the ranks. It’s not hundreds of people, but it’s meaningful for — and I just gave you a couple of snapshots. There are some others across the rest of the business. It’s meaningful for our business going forward. Example, we also attracted a very talented guy who ran cybersecurity for the National Security Council in the White House. And cybersecurity is an important business for us, which is growing. And the ability to attract a talent like that is something you do. And my point was not so much that it’s radical or it — obviously, lateral hires like that can cost you money in the first 6 months as they’re getting their business, and we factor that into our forecast. The point is that we are continuing to do that even while we rightsize other things, and that’s an important part of our strategy going forward. Does that help, Tobey?

JULY 27, 2017 / 1:00PM, FCN – Q2 2017 FTI Consulting Inc Earnings Call

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Sure.

Steven H. Gunby - FTI Consulting, Inc. - CEO, President and Director

And then to the second part of your question, Ajay can answer it. Did that address the first part of the question?

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Sure. And with just about like hiring plans on a go-forward basis.

Steven H. Gunby - FTI Consulting, Inc. - CEO, President and Director

Yes.

Ajay J. Sabherwal - FTI Consulting, Inc. - CFO

Let me help. So we — whilst we have characterized 4% of the workforce, 60% billable and non-billable, I want to emphasize billable cuts were not — we didn’t take all the junior people and lay them off. We did not do that. This was across the bench strength. We looked at every area that we needed to look at. I’ll go as far as that. And so there is no “just take the most recent hires out” aspect of it. In terms of hiring plans, clearly, we have commitments that we have made to hiring, for example, from university campuses that we would certainly honor. But we believe we have the bench strength now to be — to produce higher revenue. Over time, we will certainly grow. But for this year, I’m not going to characterize with a percentage growth target from where we are from the beginning of the year. Our longer-term aspirations remain in mid-single-digits headcount growth. But for this year, that will be well muted from that number.

Tobey O’Brien Sommer - SunTrust Robinson Humphrey, Inc., Research Division - MD

Okay. And then I wanted to ask a question about EBITDA and EBITDA growth. Do you feel like the company is positioned now to grow EBITDA? EBITDA, I guess, in recent years has kind of inched down a little bit, kind of flattish to down. And rather than focusing on adjusted EBITDA, it feels like investors kind of pay more attention to the EBITDA.

Steven H. Gunby - FTI Consulting, Inc. - CEO, President and Director

Okay. I was thinking you’re asking about adjusted EBITDA, but I think the answer, I’d kind of give the same. Let me give an answer, Ajay. If you have a different one, feel free. Yes, I think the answer is yes. I think, look, the truth is on EBITDA, for a long time, this company was dropping. We’ve slowed that decline, but we haven’t — and we talked about this, we didn’t believe this year — we didn’t believe we had yet had it on a growth trajectory. We believe we have, in addition to EBITDA growth, terrific cash flow that allows us to build returns to shareholders through acquisitions or through other means. But in terms of the goal of getting organic EBITDA growth, we are in a process here. But I think we are well into that process. I think from — there’s always variability quarter-to-quarter, but I think we have expectations from where we are here to be growing EBITDA. And it can vary quarter-to-quarter. This is a business where you can always have a year where just everything goes wrong, just like we had a first quarter where lots of things went wrong. But that is the goal, and I don’t think we’re far from that goal at this point, Tobey.

Operator

And at this time, we have no further questions. So I’d like to turn the conference back over for any additional or closing remarks.

JULY 27, 2017 / 1:00PM, FCN – Q2 2017 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc. - CEO, President and Director

Well, thanks, everybody, for the time, and I hope that everybody has gotten some time to get some time off for the summer. We are looking forward to having that first half of the year behind us and looking forward to the second half of the year and beyond. Thanks very much.

Operator

And this does conclude today’s conference, ladies and gentlemen. We appreciate everyone’s participation today.

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